Exhibit 99.1

AMERICREDIT ANNOUNCES BOARD OF DIRECTORS CHANGES

FORT WORTH, TEXAS Nov. 16, 2009 – AMERICREDIT CORP. (NYSE:ACF) today announced the appointment of Robert Sturges to its board of directors and the resignation of Bruce Berkowitz. Mr. Sturges is Fairholme Fund, Inc.’s designee to AmeriCredit’s board.

Mr. Sturges is the President and Chief Executive Officer of Nevada Gold & Casinos, Inc. He has more than 25 years of gaming industry experience including over 15 years with Carnival Resorts & Casinos and Carnival Corporation. He is a graduate of Dartmouth College and Rutgers School of Law.

Mr. Berkowitz stepped down from AmeriCredit’s board due to the demands of his position as Managing Member of Fairholme Capital Management. Mr. Berkowitz’s resignation did not result from any disagreement with AmeriCredit’s board or management.

“We sincerely thank Bruce Berkowitz for his service and the insight he brought to our board,” said AmeriCredit’s Chairman Clifton Morris, Jr. “We are pleased to add Robert Sturges to our board, an addition that was unanimously supported by the board. He is a well-respected and accomplished professional and I am confident that our company and our shareholders will benefit greatly from his knowledge and counsel.”

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has approximately 900,000 customers and $10 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

(817) 302-7394